Exhibit 99.4

Consent to be Named as a Director

In connection with the filing by RMG Acquisition Corp. III of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of RMG Acquisition Corp. III (to be renamed H2B2 Electrolysis Technologies, Inc.) following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated:	8 December, 2023
		By:	/s/ Felipe Benjumea de Porres
		Name:	Felipe Benjumea de Porres